Exhibit 4.3

(TRANSLATION)

DAIICHI PHARMACEUTICAL CO., LTD.

REGULATIONS OF THE BOARD OF DIRECTORS

Article 1.	(Purpose)

The matters pertaining to the Board of Directors shall be governed by these Regulations as well as laws and ordinances or the Articles of Incorporation.

Article 2.	(Authority and Responsibility of the Board of Directors)

The Board of Directors shall determine the Company’s business operations and shall supervise the performance of Directors.

Article 3.	(Organization)

The Board of Directors shall consist of all Directors.

Article 4.	(Rendering of Opinions by the Corporate Auditors)

Each of the Corporate Auditors may attend meetings of the Board of Directors and state his/her opinions thereat.

Article 5.	(Hearing of Opinions of Persons Other Than Directors and Corporate Auditors)

The Board of Directors may, whenever it deems necessary, request a consultant, advisor or any person who is in charge of the relevant matters to attend a meeting of the Board of Directors and hear his/her opinion or explanation thereat.

Article 6.	(Kind of Meetings and Time of Holding Thereof)

1.      Meetings of the Board of Directors shall consist of ordinary meetings and extraordinary meetings.

2.      An ordinary meeting of the Board of Directors shall be held once a month in principle, and an extraordinary meeting of the Board of Directors may be held from time to time whenever deemed necessary.

Article 7.	(Convocation and Chairperson)

1.      Meetings of the Board of Directors shall be convened and presided by the Chairperson of the Board; provided, however, that when the Board of Directors does not elect the Chairperson of the Board, the President and Director shall convene such meetings and act as the chairperson thereat.

2.      When the Chairperson of the Board is unable to act, the President and Director, the Executive Vice President and Directors, a Senior Managing Director or a Managing Director, in this order of priority, shall act in place of the Chairperson of the Board.

3.      Each Director may request the convocation of a meeting of the Board of Directors by submitting a written agenda to the person authorized to convene such meetings.

4.      Each Corporate Auditor may, when determined as necessary, pursuant to the provision of Article 12, Paragraph 3, request the convocation of a meeting of the Board of Directors to the person authorised to convene such meetings.

5.      In the case a request for a meeting referred to in the immediately preceding Paragraphs 3 and 4 is made, and if a notice of convocation of the meeting, which is set within two (2) weeks of the date of the request, is not issued within five (5) days of such request for a meeting, the Director or Corporate Auditor who made the request may convene a meeting of the Board of Directors.

Article 8.	(Notice of Convocation)

Notice of convocation of a meeting of the Board of Directors shall specify the date, time and place and major agenda of such meeting and shall be dispatched to each Director and each Corporate Auditor no later than three (3) days prior to the date of such meeting; provided, however, that in case of urgency, this period may be shortened.

Article 9.	(Omission of Convocation Procedure)

The convocation procedure for a meeting of the Board of Directors may be omitted with the unanimous consent of all Directors and Corporate Auditors.

Article 10.	(Method of Adopting Resolutions)

1.      Resolutions of the Board of Directors shall be adopted by a majority of the Directors present at a meeting at which a majority of the Directors then in office are present.

2.      Any Director who has a special interest in an agendum submitted to a meeting of the Board of Directors may not take part in the resolution as provided for in the immediately preceding paragraph. In such case, the voting right of such Director shall not be counted in the number of the voting rights of the Directors present.

Article 11.	(Matters to Be Resolved)

Matters to be resolved at a meeting of the Board of Directors shall be matters specified in the appendix.

Article 12.	(Matters to Be Reported)

1.      Directors shall report the status of the operation of business to the Board of Directors once or more in every three (3) months.

2.      A Director who has engaged in a transaction as specified in (15) and (16) of the appendix as designated in the immediately preceding article shall disclose the material facts regarding such transaction and report thereof to the Board of Directors without delay.

3.      Each of the Corporate Auditors shall report to the Board of Directors when a Director acts or may act beyond the Company’s purpose or in violation of laws and ordinances or the Articles of Incorporation.

Article 13.	(Urgent Measures)

If the President and Director determines that a matter that is specified in the immediately preceding Article 11 may not be discussed at a meeting of the Board of Directors due to urgency, the President and Director may effect such matter without having approval of the Board of Directors; provided, however, that such matter shall be reported and approved thereafter at the next meeting of the Board of Directors.

Article 14.	(Minutes)

1.      The summary of proceedings at a meeting of the Board of Directors and the results thereof shall be recorded in the minutes of the meeting, to which the Directors and Corporate Auditors present shall put their names and affix their seals.

2.      Directors and Corporate Auditors who were not present at the meeting of the Board of Directors shall confirm the details of the proceedings through the minutes and other documents.

3.      Minutes shall be kept at the head office of the Company for ten (10) years.

Article 15.	(Amendment to or Abolition of the Regulations)

Any amendment to or abolition of these Regulations shall be subject to a resolution of the Board of Directors.

ADDENDUM

Article 1.	(Date of Enforcement)

These Regulations, as amended, shall come into force on June 29, 1994

Partially amended on January 27, 1995

Partially amended on June 26, 1998

Partially amended on May 14, 2002

Appendix

1.	Matters stipulated by laws and ordinances:

(1)	Convocation of general meetings of shareholders and determination of agenda thereat;
(2)	Determination of Representative Directors and Directors with titles;
(3)	Appointment of candidates for Directors, Corporate Auditors and accounting auditors in addition to election and dismissal of managers and important employees;
(4)	Issuance of new shares;
(5)	Issuance of stock acquisition rights;
(6)	Stock split and increase in number of authorized shares arising from the stock split in accordance of the split ratio;
(7)	Decrease in number of shares constituting one (1) unit of shares;
(8)	Abolition of unit share system;
(9)	Public offering of bonds;
(10)	Issuance of bonds with stock acquisition rights;
(11)	Capitalization of reserves;
(12)	Interim dividends (cash distributions pursuant to Article 293-5 of the Commercial Code);
(13)	Acquisition as well as cancellation and disposal of the Company’s own shares;
(14)	Acquisition of the Company’s own shares from its subsidiary;
(15)	Approval of transactions between Directors and the Company;
(16)	Approval of transactions by the Directors falling under the category of business of the Company;
(17)	Establishment, alteration and closure of branches and other material organizations;
(18)	Approval of balance sheets, profit and loss statements, business reports and schedules thereto, as well as determination of agenda and schedules thereto regarding the disposal of profits or the treatment of losses;
(19)	Acquisition and transfer of material assets, as well as management and safe-guarding thereof; and
(20)	Loans in large amounts.

2.	Matters stipulated by the Articles of Incorporation:

(1)	Setting of the record date and making a public notice thereof (at the end of fiscal year and mid-term, as well as at any time in extraordinary case);
(2)	Appointment and change of the transfer agent;
(3)	Amendment to and abolition of the Share Handling Regulations;
(4)	Amendment to and abolition of the Regulations of the Board of Directors; and
(5)	Commission and removal of corporate adviser and consultant.

3.	Matters concerning the management of the business:

(1)	Determination of fundamental purposes of the Company and basic policies of the business of the Company;
(2)	Approval of assuming office of a director, corporate auditor and others of other companies;
(3)	Commission and removal of senior counselor;
(4)	Material lawsuits;
(5)	Execution of, amendment to and cancellation of material agreements;
(6)	Matters delegated by general meetings of shareholders; and
(7)	Other material matters in relation to the execution of business.